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Exhibit 11 - Computation of Earnings Per Common Share


                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per-share data)
                                   (Unaudited)
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Computation of Basic Earnings Per Common                       Three Months Ended
  Share for Statements of Operations:                                March 31,
----------------------------------------                  ----------------------------
                                                              1998             1997
                                                          -----------      -----------
Income applicable to common shareholders                  $    39,894      $    33,027
                                                          -----------      -----------
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Weighted average common shares outstanding                 90,914,027       80,778,560
                                                          -----------      -----------
                                                          -----------      -----------

Basic earnings per common share                           $       .44      $       .41
                                                          -----------      -----------
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Computation of Diluted Earnings Per Common
  Share for Statements of Operations:
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Net income                                                $    39,894      $    33,027
Add:
Interest expense on 7 1/4% convertible
  subordinated debentures, net of tax                            --                 79
                                                          -----------      -----------
    Income applicable to common shareholders
      including effect of dilutive securities             $    39,894      $    33,106
                                                          -----------      -----------
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Weighted average number of common shares outstanding
  adjusted for effect of dilutive securities:
    Weighted average common shares outstanding used
      in basic earnings per common share calculation       90,914,027       80,778,560
    Net dilutive effect of:
        Stock option plans                                    391,541          517,970
        Restricted stock plans                                510,912          835,847
        Assumed conversion of 7 1/4% convertible
          subordinated debentures                                --            838,634
                                                          -----------      -----------

                                                           91,816,480       82,971,011
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Diluted earnings per common share                         $       .43      $       .40
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